Exhibit 10.23

Summary of Outside Director Compensation Arrangements

The annual retainer for outside directors who are neither officers nor employees of Triad is $50,000 and the Board of Directors meeting fee is $2,500 per meeting. Committee members receive a fee of $500 per committee meeting, payable only for attendance at committee meetings not held in conjunction with a meeting of the Board of Directors. Directors also are reimbursed for expenses incurred relating to attendance at meetings. Outside directors may elect to receive deferred stock units convertible into common stock, in lieu of all or a portion, in multiples of 25%, of their annual retainer. Deferred stock units are paid out at the earlier of a five-year period or the end of the director’s service on the board. New outside directors are awarded an initial option to acquire a number of shares of common stock determined by the Board of Directors. The Board of Directors’ practice has been to award initial options covering 20,000 shares of common stock. In addition, each outside director receives an annual option to acquire a number of shares of common stock determined by the Board of Directors. Discretionary options may also be awarded by the Board of Directors to the outside directors. Initial options and annual options become exercisable as to 25% of the shares covered by the option on each of the first four anniversaries of the date of the grant. All options have a maximum term of 10 years, are exercisable at the fair market value of the common stock on the date of the grant, and become immediately exercisable upon a change of control of Triad. On May 25, 2004, the two new directors who joined the Board of Directors, Harriet R. Michel and Michael K Jhin, each received an initial option grant covering 20,000 shares of Triad common stock and each of the remaining outside directors received an annual option grant covering 8,000 shares of Triad common stock.